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                                                                 EXHIBIT 10(g)


















                   LICENSE AGREEMENT WITH A.C. INTERNATIONAL



























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Innova Pure Water, Inc.                                     A.C. International
Clearwater, FL                                              Santa Fe, CA

Innova Pure Water, Inc. represents and warrants that they are the sole owners of US Patent #5,609,759, and other patents pending which include within the allowed claims specific reference to the manner by which the A.C. International bottle and cap accept and retain a water filtering device. Innova is willing to provide a non-exclusive license to A.C. International to incorporate a filter manufactured by others into their bottle and cap in return for specified royalty payments under the general conditions and terms as are herein set forth.

   1) An initial advance against first-year royalties, in the amount of $3,000, will be paid upon the signing of this agreement.

   2) One condition of maintaining this license will be for A.C. International to make the minimum sales goals as set forth in the following schedule and remit royalty income in accordance with the quarterly schedule agreed to. Annual minimum sales are:

         Year 1                              250,000 units
         Year 2                              350,000 units
         Year 3                              500,000 units
         Year 4 and after               Subject to future negotiation

   3) Royalty:

              a) A Royalty payment equal to $0.30 per filter will be paid the licenser on all sales through 500,000 units.

              b) A Royalty payment equal to $0.275 per filter will be paid the licenser on all sales from 500,001 through 1,000,000 units.

              c) A Royalty payment equal to $0.25 per filter will be paid the licenser on all sales over 1,000,001 units.

              d) Royalties payable on O.E.M. sales to bicycle manufacturers may be subject to adjustment at the sole discretion of Innova.

              e) For the purpose of this agreement and royalty calculation, shipments to third parties constitute sales, unless specifically agreed to in written format by Innova.

   4) The books and records of A. C. International related to the shipment of the licensed product will be available upon due notice for inspection by any recognized independent auditing firm. In the absence of such a confirmation, sales and royalty information will be provided to Innova at A. C. International's year-end by A. C. International's CPAs. Should a discrepancy be found of 3%, or more, the cost of such audit will be born by A.C. International; interest at 10% will be assessed and the amount due paid immediately. Should the situation be recurring it will represent due cause for termination. In addition,
A. C. International will permit Porex, or such other filter manufacturer as may in the future supply filters to A. C. International, to inform Innova of all purchases.

   5) Royalties due will be paid on all filter sales, as well as shipments to third parties within 45 days of the end of each month within which royalties are earned.

                                 May 21, 19973


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      Further, at any time the total value of royalties earned to Innova exceed
      $25,000, A.C International is required to reduce the amount to, or below, $20,000 within ten days by payment or 30-day irrevocable, assignable Letter of Credit.

   6) Should this agreement and license be terminated for any reason 1 20 days will be provided to liquidate existing inventory; a royalty payment will be paid to Innova on any filters remaining on hand as if shipped to a third party.

   7) This specific non-exclusive license to AC. International will be for sales to Bicycle manufacturers and bicycle specialty stores and to such other accounts as Innova may provide written approval by way of fax transmission. Bicycle buyers in retail chains carrying a bicycle inventory may also be sold. However, should such sales interfere with the sales of Innova supplied products in such chains, Innova reserves the right to rescind the license for sale into such accounts. Under no condition are products licensed to A. C. International from Innova to be sold into retail establishments for display and sale within departments not carrying bicycles or bicycle accessories

   8) Innova will not during the period of this agreement enter into another license agreement with a competitive firm whose principle business is the sale of products to the bicycle retailer. However, Innova has previously entered into a supply agreement with Triumph which Innova is obligated to honor.

   9) A. C. International is also granted a restrictive non-exclusive license to sell under the subject Innova grant to the Premium and Incentive trade, Advertising Specialty, and Souvenir market so long as the product does not incorporate a child's design or three dimensional figural design and the destination of the products has been approved by Innova.

  10) A. C. International and the manufacturer are totally responsible for the functionality of the filter, all claims made and will hold Innova harmless from liability due to filter function, malfunction, or misrepresentation as a result of Innova's license, patent number, or identification appearing upon the package, and will add Innova to its product liability policy.

  11) A. C. International will place the Innova brand, mark, and identification upon the retail package as may be reasonably directed by Innova. Innova will have the right to review package copy and withhold its identification or mark as it may solely choose.

  12) This agreement may be terminated upon 120 days notice if in Innova's sole judgment its overall business would suffer should the license continue. Should Innova choose to exercise such termination without other cause and A. C. International has not met its minimum sales requirement for the year by this date, Innova will reimburse A. C. International to a total of $10,000. No reimbursement will be deemed due upon or subsequent to A. C. International achieving its first year minimum sales requirement.

  13) A. C. International gains no rights to any Innova trademark under this agreement, except the right to use selected Innova marks with Innova's written permission, as set forth in paragraph (9) above, and upon termination of this agreement for any reason A. C. International will immediately cease use of all Innova marks.

  14) A. C. International and Innova Pure Water, Inc. are licensee and licenser only, not joint venturers, nor having any other relationship, and neither can legally bind the other, nor is either responsible for the negligent or intentional acts of the other.



                                  May 21, 19973


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  15) Termination of this agreement for cause may occur as a result of default and the failure to remedy the default within thirty days of notice faxed to the business of the defaulting party. Just cause is deviation from the terms set forth, failure to make payments in a timely manner, failure to meet annual sales commitments excepting force.

Also, should A. C. International fail to control the distribution of the licensed product to the specified trade and retail department

  16) This agreement will be interpreted under the laws of the state of Florida.

  17) Any disagreements that may arise and cannot be resolved by the principals will be submitted to binding arbitration by and under the rules of the American Arbitration Association, the findings of which the parties to this agreement agree to accept an abide by.

        For Innova Pure Water, Inc                  A.C. International



Rose C. Smith
President
Date                                                Date

MTC/ej/158829